Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Invesco DB G10 Currency Harvest Fund of our report dated February 27, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Invesco DB G10 Currency Harvest Fund’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 13, 2019